Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-35535 of Sun Bancorp, Inc. on Form S-8 of our report dated June 29, 2007, relating to the statement of net assets as of December 31, 2006, appearing in the Annual Report on Form 11-K of the Sun National Bank 401(k) Plan for the year ended December 31, 2007.

 /s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 24, 2008